As filed with the Securities and Exchange Commission on September 4, 1998.

                                        Registration No. 333-____________
                ________________________________________

                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC  20549
                     ______________________________

                                FORM S-3
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                     ______________________________


                           I-LINK INCORPORATED
         (Exact name of registrant as specified in its charter)
                        (formerly Medcross, Inc.)

                   FLORIDA                            59-2291344
       (State or Other Jurisdiction of            (I.R.S. Employer
      Incorporation or Organization)            Identification No.)

       13751 S. WADSWORTH PARK DRIVE, SUITE 200, DRAPER, UT 84020
           TELEPHONE (801) 576-5000, FACSIMILE (801) 576-4295
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     ______________________________

    JOHN W. EDWARDS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           I-LINK INCORPORATED
        13751 S. WADSWORTH PARK DRIVE, SUITE 200, DRAPER, UT 84020
                  (801) 576-5000,  FACSIMILE (801) 576-4295
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ______________________________


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.   [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                           (cover continued overleaf)

                     CALCULATION OF REGISTRATION FEE

                                    Proposed        Proposed
Title of each Class                 Maximum         Maximum      Amount of
 of Securities to   Amount to be    Offering       Aggregate    Registration
  be Registered      Registered  Price per Share Offering Price     Fee
------------------- ------------ --------------- -------------- ------------
Common Stock (1)      6,481,481        $2.70      $17,499,999    $ 5,162.50
Common Stock (2)        972,222        $2.70      $ 2,624,999        774.37
Common Stock (3)        250,000        $5.873     $ 1,468,250        433.13
Common Stock (3)        100,000        $4.00      $   400,000        118.00
Common Stock (3)         75,000        $4.894     $   367,050        108.28
                                                                   --------
Total                                                             $6,596.28
                                                                   ========

(1) Issuable upon conversion of Series F Preferred Stock. Amount and price calculated pursuant to the terms of the Series F Preferred Stock. Pursuant to Rule 416, this Registration Statement also covers such additional number of shares of Common Stock as may be issuable pursuant to anti-dilution provisions of the Series F Preferred Stock.
(2) Issuable as dividends payable upon Series F Preferred Stock. Amount and price calculated pursuant to the terms of the Series F Preferred Stock. Pursuant to Rule 416, this Registration Statement also covers such additional number of shares of Common Stock as may be issuable as dividends pursuant to anti-dilution provisions of the Series F Preferred Stock.
(3) Issuable upon exercise of Financing Warrants. Pursuant to Rule 416, this Registration Statement also covers such additional number of shares of Common Stock as may be issuable pursuant to anti-dilution provisions of the Financing Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a),may determine.

PROSPECTUS
                          I-LINK INCORPORATED

                   7,878,703 SHARES OF COMMON STOCK

This Prospectus relates to the issuance to and the offer and resale by the holders thereof of up to 6,481,481 shares ("Conversion Shares") of Common Stock, par value $.007 per share ("Common Stock") issuable upon the conversion of 1,000 shares of 5% Series F Convertible Preferred Stock, par value $10.00 per share (the "Series F Preferred Stock") previously issued by I-Link Incorporated, a Florida corporation (the "Company"). This Prospectus also relates to the issuance to and the offer and resale by the holders thereof of up to 972,222 shares (the "Dividend Shares") of Common Stock issuable as dividends payable upon the Series F Preferred Stock, and to the issuance to and the offer and resale by the holders thereof of up to 425,000 shares ("Financing Warrant Shares") issuable upon exercise of warrants (the "Financing Warrants") issued by the Company to three entities. The Conversion Shares, Dividend Shares and Financing Warrant Shares are referred to collectively as the "Registered Securities." See "Description of Securities." Holders of Series F Preferred Stock, Conversion Shares, Dividend Shares, Financing Warrants or Financing Warrant Shares may be referred to hereinafter as "Selling Securityholders."

On August 31, 1998 the closing sale price of the Company's Common Stock as reported by the Nasdaq SmallCap Market ("Nasdaq") was $3.438. As of the same date, the effective Conversion Price relating to the Series F Preferred Stock was $2.70.

So long as the Registration Statement of which this Prospectus forms a part is effective and the disclosure set forth herein is current, the holders of Registered Securities may sell such shares publicly. The securities offered by this Prospectus may be sold from time to time by the holders thereof. The distribution of the Registered Securities by the holders thereof may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the holders of Registered Securities in connection with sales of such securities.

The Company will not receive any of the proceeds from the resale of any of the Registered Securities by the holders thereof. All costs incurred in the registration of the Registered Securities offered hereby have been borne by the Company. See "Use of Proceeds."

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND DILUTION. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






           The date of this Prospectus is September [], 1998

                         AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q (File No. 0-17973) (the "Exchange Act Filings") with the Securities and Exchange Commission (the "Commission"). The Company filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities described herein, reference is made to the Registration Statement and to the exhibits filed therewith. The statements contained in this Prospectus with respect to the contents of any agreement or other document referred to herein are not necessarily complete and, in each instance, reference is made to a copy of such agreement or document as filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the provisions of the relevant documents. The Registration Statement, including the exhibits thereto, and the Company's Exchange Act Filings may be inspected at: (i) the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and (ii) the offices of the Commission located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and (iii) the offices of the Commission located at 7 World Trade Center, 13 Floor, New York, New York 10048. Copies of such material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                  DOCUMENTS INCORPORATED BY REFERENCE

There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998 heretofore filed with the Commission pursuant to the Exchange Act, to which reference is hereby made.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any information which has been incorporated by reference herein (not including exhibits to the information incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to I-Link Incorporated, 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020, Attention: Corporate Secretary.

                          PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business" are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.

THE COMPANY

I-Link Incorporated (formerly known as Medcross, Inc.), a Florida corporation (the "Company"), was formed in 1983. In January 1997 the Company acquired I-Link Communications (formerly Family Telecommunications, Inc. and referred to herein as "ILC") and in August 1997 the Company acquired MiBridge, Inc. ("MiBridge"). In 1997, the Company launched operations of a network marketing program through I-Link Worldwide, L.L.C., to market its products. In the first quarter of 1998, the Company formed ViaNet Technologies, Ltd. ("ViaNet"). ViaNet, headquartered in Ramat Hasharon, Israel, operates as a wholly owned subsidiary of I-Link. The subsidiary will focus on research and development of new communications access devices. ViaNet is I-Link's third research and development group.

The Company's principal operation is the development, sale and delivery of enhanced communications products and services using its own private intranet and both owned and leased network switching and transmission facilities. The Company provides unique communications solutions through its use of proprietary technology acquired and developed by its subsidiaries I-Link Systems, Inc. (formerly I-Link Worldwide, Inc.), ViaNet and MiBridge, Inc. Telecommunications services are marketed primarily through independent representatives to subscribers throughout the United States. The Company's telecommunication services operations began primarily with the acquisition of ILC, an FCC licensed long-distance carrier.

The Company's corporate offices are located at 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020; telephone (801) 576-5000.

RISK FACTORS

THE SECURITIES DESCRIBED HEREIN ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. SUCH SECURITIES SHOULD BE PURCHASED ONLY BY PROSPECTIVE INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE HEREIN AND IN THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND THE NOTES THERETO.

ONGOING CAPITAL REQUIREMENTS; NEED TO RAISE ADDITIONAL FINANCING

The conduct of the Company's business and the continued implementation of its business plans and operations has required and will continue to require the availability of substantial amounts of capital. While the Company currently has no material commitments for capital or other expenditures, other than as set forth herein, it is the Company's intention to continue to implement the growth of its business and expand its operations. The Company anticipates that revenues generated from its continuing operations will not be sufficient during 1998 to fund its ongoing operations, the continued expansion of its private telecommunications network facilities, and anticipated growth in subscriber base. To provide a portion of the required capital, the Company has entered into two financing arrangements as follows: (1) during the first six months of 1998, the Company obtained an aggregate of $7.768 million in new interim debt financing from Winter Harbor, L.L.C. and (2) in July 1998, the Company entered into an agreement for the sale of a new series of Preferred Stock for consideration in the amount of $10,000,000 (net proceeds received of $9.47 million) with JNC Opportunity Fund Ltd. ("JNC"). The $7.768 million Winter Harbor debt financing is due on demand. The Company may use up to $4,000,000 of the net proceeds from the sale of the Series F Preferred Stock to JNC to retire indebtedness owed to Winter Harbor, LLC and to satisfy the Company's arbitration settlement with MCI Communications, Inc. The Company anticipates that additional funds will be necessary from public or private financing markets to fund continued operations and to successfully integrate and finance the planned expansion of the business communications services and to discharge the financial obligations of the Company.

RELIANCE ON KEY PERSONNEL

The Company's operations are dependent upon the continued efforts and employment of its senior management. The officers of the Company have the principal responsibility for management of the Company and are responsible for making recommendations to the Board of Directors which exercises final uthority over business decisions. While the Company has entered into employment agreements with senior management, the loss of the services of any of the officers or directors could be detrimental to the Company.

Furthermore, the future performance of I-Link, ILC, ViaNet and MiBridge depends in significant part upon their ability to attract and retain key technical, systems and sales personnel, most of whom are not bound by an employment agreement. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key technical, systems and sales personnel or that it will be able to attract highly qualified personnel in the future.

GROWTH STRATEGY AND ACQUISITION ACTIVITIES

The Company's ability to achieve planned levels of growth and the timing thereof will be materially impacted by its ability to acquire business communication companies and related businesses. The Company intends to acquire such additional companies with cash and equity securities such as common stock or preferred stock, and/or debt instruments. To the extent that the Company issues equity securities in connection with acquisitions, the equity interest of its then current stockholders will be diluted. There can be no assurance, however, that the Company will be able to acquire such additional companies or that it will be able to use its securities in connection with such purchases or that it will have the necessary capital resources to purchase such companies. Although the Company believes that its acquisition strategy will make it attractive to acquisition candidates, there can be no assurance that the Company will successfully implement its acquisition program.

POTENTIAL LIABILITY IN CONNECTION WITH ACQUISITIONS

The Company could become subject to liabilities arising from any acquisition which it has effected or may hereafter effect in the event that the Company assumes unknown or contingent liabilities or in the event that such liabilities are imposed on the Company under theories of successor liability.

If the Company becomes subject to such a liability of sufficient magnitude, such liability could have a material adverse effect on the financial condition and results of operations of the Company.

EXPECTATION OF GROWTH

The Company plans to expand I-Link's network, which expansion will require additional capital expenditures. There is no assurance that such capital will be available or that it will be available on terms beneficial to the Company. Moreover, the Company's ability to effectively achieve growth will require it to implement and improve operational, financial and management information systems and to train, motivate and manage employees, as well as to successfully market its products and services. These demands require the addition of new management personnel and the development of additional expertise by existing management. Failure to enhance customer support resources adequately to support increases in subscribers, or to adequately expand and enhance telecommunications infrastructure, may adversely affect the Company's ability to successfully conduct I-Link's business in the future. There can be no assurance that customer support or other resources will be sufficient to achieve future growth or that the Company will be able to implement in whole or in part the planned expansion. Any failure to do so could have a material adverse effect on the Company's future operating results.

I-LINK BUSINESS COMPETITION

The market for telecommunications services is extremely competitive. The Company believes that its ability to compete in I-Link's business successfully will depend upon a number of factors, including the pricing policies of competitors and suppliers; the capacity, reliability, availability and security of I-Link's Intranet infrastructure; market presence and channel development; the timing of introductions of new products and services into the industry; ease of access to and navigation of the Internet or other such Data Communication Networks; the Company's ability in the future to support existing and emerging industry standards; the Company's ability to balance network demand with the fixed expenses associated with network capacity; and industry and general economic trends.

While the Company believes there is currently no competitor in the North American market providing the same type of capabilities in the same manner as I-Link will offer using the I-Link Intranet, there are many companies that offer business communications services, and therefore compete with the Company at some level. These range from large telecommunications companies and carriers such as AT&T, MCI, Sprint and LDDS/WorldCom, to smaller, regional resellers of telephone line access. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that could compete with those of the Company on a more direct basis. These entities are far better capitalized than the Company and control significant market share in their respective industry segments. In addition, there may be other businesses that are attempting to introduce products similar to the Company's for the transmission of business information over the Internet. There is no assurance that the Company will be able to successfully compete with these market participants.

DEPENDENCE ON SUPPLIERS

I-Link relies on other companies to provide data communications capacity via leased telecommunications lines. A significant portion of the leased telecommunications lines used by I-Link are currently provided by Sprint, US West, Pacific Telesis, Southwest Bell, and IXC. Further, the Company uses Sprint as the primary supplier of inbound and outbound telephone services in geographic areas the Company's own network does not cover. If any of Sprint, US West, Pacific Telesis, Southwest Bell, and IXC are unable or unwilling to provide or expand their current levels of service to the Company in the future, the Company's operations could be materially adversely affected. Although leased telecommunications lines are available from several alternative suppliers, there can be no assurance that the Company could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. The Company is also subject to risks relating to potential disruptions in such telecommunications services. No assurance can be given that significant interruptions of telecommunications services to the Company will not occur in the future. Changes in tariffs, regulations, or policies by any of the Company's telecommunications providers may adversely affect the Company's ability to continue to offer long-distance service on what it considers to be commercially reasonable or profitable terms.

I-Link is also dependent on certain third party suppliers of hardware components. Although I-Link currently attempts to maintain a minimum of two vendors for each required product, certain components used by I-Link in providing networking services are currently acquired from only one source. I-Link may from time to time experience delays in the receipt of certain hardware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company's ability to integrate, conduct and implement expansion of I-Link's business.

SOFTWARE AND SERVICE DEVELOPMENT; TECHNOLOGICAL CHANGE

The Company's success in I-Link's business is highly dependent upon its ability to develop new software and services that meet changing customer requirements. The market for I-Link's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that the Company can successfully identify new service opportunities and develop and bring new software and services to the market in a timely manner, or that software, services or technologies developed by others will not render I-Link's software, services or technologies noncompetitive or obsolete in the future. The Company's pursuit of technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting the services currently provided by I-Link to alternate access devices and conduits.

DEPENDENCE ON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

Key to the quality of I-Link services and the future success of the Company is the capacity, reliability and security of its network infrastructure to support the services. The Company must expand and adapt network infrastructure as the number of users and the amount of information they wish to transfer increases and to meet changing customer requirements. The expansion and adaptation of the network infrastructure will require substantial financial, operational and management resources. There can be no assurance, however, that the Company will be able to expand or adapt the network infrastructure to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully the contemplated network expansion. Any failure of the Company to expand the network infrastructure, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on the Company's overall business, financial condition and results of operations in the future.

NEW AND UNCERTAIN BUSINESS

I-Link is a young business enterprise that is subject to all of the risks that present themselves to early stage companies, including but not limited to limited infrastructure, managerial resources, capitalization and market share. There can be no assurance that I-Link will be able to successfully compete with larger, more mature, better capitalized enterprises.

In order to realize subscriber growth, the Company must be able to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expenses and subscriber acquisition costs associated with attracting new subscribers are substantial. Accordingly, the Company's ability to improve operating margins will depend in part on the ability to retain subscribers. The Company plans to invest significant resources in the telecommunications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs. There can be no assurance that the Company's future efforts in this area will improve subscriber retention. Since the market for the Company's services is new and the utility of available services is not well understood by new and potential subscribers, it is not possible to predict future subscriber retention rates.

NETWORK MARKETING SALES PROGRAM

The Company has targeted all residential and small-business tele-communications users through the establishment of a Network Marketing sales program, providing individuals the opportunity to earn commissions on the sale of the Company's products. The Company formally launched its Network Marketing sales program in June 1997. A significant portion of the Company's current subscriber base was recruited through the Network Marketing sales program and future subscription growth depends in part on continued exploitation of this sales channel.

CERTAIN RELATED PARTY TRANSACTIONS

 During the first and second quarters of 1998 the Company obtained an aggregate of $7.768 million in new interim debt financing from Winter Harbor, L.L.C. As consideration for Winter Harbor's commitment to make the loan, the Company agreed to issue 6,740,000 warrants to purchase common stock of the Company at exercise prices ranging from $5.50 to $7.22 based upon 110% of the closing price of the common stock on the day loan funds were advanced. The warrants have exercise periods of 7.5 years from issuance. The Company also agreed to extend the exercise period on all warrants previously issued to Winter Harbor (10,800,000) to seven and one-half years. Pursuant to the terms of the loan agreement with Winter Harbor, the initial borrowings of $5,768,000 were payable upon demand by Winter Harbor no earlier than May 15, 1998, and were collateralized by essentially all of the assets of the Company's subsidiaries. Because the loan was not repaid by May 15, 1998, the total loan, including additional borrowings of $2,000,000 obtained in the second quarter, continues on a demand basis with interest accruing at prime plus four percent. Additionally, Winter Harbor has the right to elect at any time until the loan is repaid to convert the unpaid balance of the loan into additional shares of the Company's Series M Preferred Stock, reduce the exercise price of the 6,740,000 Loan Warrants to $2.50 per share, and receive an additional 5,000,000 warrants to purchase common stock of the Company at an exercise price of $2.50 per share.

POTENTIAL ADVERSE EFFECTS OF RATE CHANGES

The Company bills its customers for the various long-distance telecommunications services used by such customers. The total billing to each customer is generally less than the telephone charges for the same long-distance service that the customer would pay to a primary seller of such services, such as Sprint. I-Link's ability to undersell such primary seller arises as a result of the volume discount offered to I-Link in accordance with the terms of its contract with Sprint. The Company believes I-Link's lower customer bills is one of the most important factors in its ability to attract and retain customers. Therefore, narrowing of the differential between the rates charged to the Company's customers and the cost of the bulk-rate long-distance telecommunications services purchased by I-Link for resale to such customers would have a significant adverse effect on I-Link. To the extent this differential decreases, the savings I-Link is able to obtain for its customers would decrease and I-Link would lose customers and face increased difficulty in attracting new customers, and the Company's operating results would also be adversely affected.

COMPETITION IN THE SWITCHED NETWORK MARKET

I-Link's competition in the switched network market is all other long-distance providers. Due to the number of regional and local carriers, the number of competitors varies by geographic region. However, the principal competition is the big four carriers, AT&T, MCI, Sprint, LDDS/WorldCom and local regional Bell companies. With these carriers controlling the majority of the market share throughout the U.S., the majority of the potential customers to which I-Link's products and services are marketed to are customers of one of these carriers. The competitive advantages these four largest carriers have are primarily pervasive nationwide networks, name recognition, operating histories, and substantial advertising resources. There can be no assurance that I-Link will be able to successfully compete with such carriers.

FAILURE TO MEET SPRINT MINIMUM PURCHASE REQUIREMENTS; CONTINGENT LIABILITIES

In December 1997 the Company signed a two-year negotiated contract with Sprint for the supply of inbound and outbound telephone services with volume discounts in return for minimum monthly purchase requirements of $750,000 per month after the first three months of service under the contract, $1.0 million after nine months of service under the contract and $1.2 million after twelve months and through the remainder of service under the contract. Failure to achieve the minimum will require shortfall payments by the Company. There can be no assurance that the Company will be able to achieve the required levels of sales.

TECHNOLOGICAL CHANGE AND NEW SERVICES

The telecommunications services industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend in part on its ability to anticipate such changes and to offer on a timely basis market responsive services that meet these evolving industry standards. There can be no assurance that the Company will have sufficient resources to introduce new services that would satisfy an expanded range of customer needs.

CUSTOMER ATTRITION

The Company believes that a high level of customer attrition is common in the direct dial, long-distance industry. I-Link does not have a long history of operations and accordingly, the level of customer attrition experienced to date may not be indicative of future attrition levels. In addition, there can be no assurance that any steps taken by I-Link to counter increased customer attrition will be successful.

DEPENDENCE UPON THIRD PARTY TRANSMISSION FACILITIES

The future profitability of the Company is based upon its ability to transmit its customers' long distance telephone calls on a cost effective basis over transmission facilities leased from facilities based long distance carriers that compete with the Company. The Company owns only a limited portion of the transmission facilities needed to complete all of its customers' long distance telephone calls. Accordingly, the Company is vulnerable to changes in its lease arrangements and the Company's direct dial long distance telephone business and the profitability thereof is dependent upon its ability to enter into cost effective lease arrangements, both long and short term, with facilities based carriers for the transmission of calls. While the Company believes that it has ample access to transmission facilities at attractive rates and expects to continue to have such access, there can be no assurance that leased capacity will continue to be available at cost-effective rates.

YEAR 2000 ISSUE

The "Year 2000" issue affects the Company's installed computer systems, network elements, software applications, and other business systems that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. The Company is continuing its evaluation and upgrade of its computer systems and applications for the Year 2000. The Year 2000 issue may also affect the systems and applications of the Company's customers, vendors or resellers.

The Company is seeking or has obtained confirmation from its primary vendors that they are developing and implementing plans to minimize Year 2000 consequences. The Company's development of an enhanced services billing platform is being designed to be Year 2000 compliant. In addition, proprietary software and technology for both internal use and for resale has been designed to be Year 2000 compliant.

The Company is using both internal and external resources to identify, correct or reprogram, and test its systems for minimizing Year 2000 consequences and expects to incur internal labor as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems for the Year 2000. The total cost of modifications and conversions is not known at this time; however, it is not expected to be material to the Company's financial position, results of operations or cash flows and is being expensed as incurred. Also, the Company is currently developing a contingency plan to deal with potential Year 2000 related business interruptions that may occur on January 1, 2000 or thereafter. The Company anticipates that the contingency plan will be completed by June 30, 1999.

If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the Company's operations. However, the Company is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. As a result, Company management does not believe its operations will be materially adversely affected.

EQUIPMENT FAILURES; NATURAL DISASTER

Although the Company carries "commercial property/business interruption" insurance, such insurance does not include coverage of certain natural disasters. A major equipment failure or a natural disaster affecting any one of the Company's switching facilities could have a material adverse effect on the Company's operations.

GOVERNMENT REGULATION

Certain of the Company's operations are subject to regulation by the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). In addition, certain of the Company's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, the Company's operations could have a material adverse effect on the Company and the value of the Common Stock. Recently, the Federal Government enacted the Telecommunications Act of 1996 (the "Telecommunications Act"), which, among other things, allows the Regional Bell Operating Companies ("RBOCs") and others to enter the long distance business. Entry of the RBOCs or other entities, such as electric utilities and cable television companies, into the long-distance business may have a negative impact on the Company or its customers. The Company anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized; (ii) already have substantial end user customer bases; or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long-distance business would mean that the Company would face substantially increased competition. This could have a material adverse effect on the Company and the value of the Common Stock. In addition, the Telecommunications Act provides that state proceedings may in certain instances determine access charges the Company is required to pay to the local exchange carriers. No assurance can be given that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on the Company or its customers and on the value of the Common Stock.

ILC's activities are regulated by the public utility commissions of the various states in which the Company operates. Also, decisions by the FCC with respect to the permissible business activities or pricing practices may have an adverse impact on ILC's operations. ILC could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by ILC's failure to file tariffs. Moreover, any significant change in regulations by state governmental agencies could significantly increase ILC's costs or otherwise have an adverse impact on ILC's activities and on its expansion efforts. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in Congress further liberalizing the telecommunications industry, specifically by permitting the Bell Operating Companies (BOCs) to provide service in the long-distance market and allowing the long-distance carriers such as AT&T, MCI and the Company into the local markets. Although safeguards have been inserted into the legislation to ensure fair competition, there can be no assurance that the entry of the BOCs into the long-distance market will not have a material adverse effect on the Company's business.

GOVERNMENT REGULATION OF INTERNET-RELATED BUSINESS

I-Link has been moving its customers off the facilities of existing long distance carriers, and has increased its reliance on a proprietary Internet protocol network for transmission in the hope of enjoying minimal federal regulation under current rules. Historically, the FCC has not regulated companies that provide the software and hardware for Internet telephony, or other Internet data functions, as common carriers or telecommunications service providers. Moreover, in May 1997 the FCC concluded that information and enhanced service providers are not required to contribute to federal universal service funding mechanisms. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has long-standing authority. The FCC's framework for "enhanced services" confirms that the FCC has authority to regulate computer-enriched services, but provides that carrier-type regulation would not serve the public interest. Only recently has this general approach been questioned within the industry.

DISCONTINUED MEDICAL OPERATIONS

The majority of the Company's revenue in 1996 and 1995 was derived from owning and operating outpatient diagnostic imaging facilities in Florida. This revenue was primarily generated from two subsidiaries operating magnetic resonance imaging ("MRI") facilities. Effective December 31, 1997, the Company made the decision to sell its Medical Imaging Division. The Board of Directors approved the plan of disposal on March 23, 1998. Consequently, the Medical Imaging Division has been accounted for as a discontinued operation in the financial statements included herein. To the extent that the proceeds from such disposition are less than the expected disposition value, that will contribute further to the loss from discontinued operations.

EXPOSURE TO TORT LIABILITY IN MEDICAL INDUSTRY

The Company's discontinued medical operation operates, and has operated, medical equipment used to perform procedures on or diagnose disease in patients. The Company is exposed to tort liability in the event of harm to patients due to the negligence of the Company, its agents, and employees.
The Company currently maintains professional liability insurance coverage in the amount of $1,000,000. The Company also maintains an umbrella policy covering, among other things, workers' compensation, general, and automobile liability in an amount of $9,000,000 in coverage. Any claims could have a material adverse effect on the Company. In addition, there is no assurance that the Company will be able to continue to maintain such insurance coverage in the future. The Company acts as general partner of a limited partnership controlled by the Company that directly owns, controls and operates the Company's discontinued medical facilities. As such, the Company is exposed to general liability for torts committed by such partnership and its agents and employees and for contracts entered into by those partnerships.

DILUTION

Holders of Common Stock of the Company will suffer significant dilution in the event that any of the Company's outstanding convertible securities, including outstanding shares of Preferred Stock, warrants and options are converted by the holders thereof. See "Dilution" and "Description of Securities." Additional dilution may result in the event of the exercise of warrants and options, including options granted pursuant to the Company's stock option and purchase plans and employment agreements.

DIVIDENDS

The Company has not paid any dividends on any of its outstanding securities to date and, other than as set forth herein, does not anticipate paying any cash dividends on its securities in the foreseeable future. As of August 15, 1998, undeclared and unpaid cumulative dividends on all shares of Preferred Stock totaled $2,605,206. The Company currently intends to retain all working capital and earnings, if any, to finance the operations of its businesses and to expand its businesses.

Dividends on the Class C Preferred Stock will be payable when, as and if declared by the Board of Directors, to the extent permissible under the Florida Business Corporation Act, to the holders of the Class C Preferred Stock in cash or, at the option of the Company as determined by the Board of Directors, in shares of Common Stock. Dividends may be paid in shares of Common Stock only if such shares have been registered under the Securities Act. In connection with the Winter Harbor equity investment in the Company, the Company has issued an aggregate of 4,400 shares of Series M Preferred Stock. The Series M Preferred Stock will be entitled to receive cumulative dividends in the amount of 10% per annum. The Company's future cash flow and legal capital may be insufficient to enable the Company to pay dividends.

FUTURE ISSUANCES OF STOCK BY THE COMPANY; POTENTIAL ANTI-TAKEOVER EFFECT

The Company has authorized capital stock of 75,000,000 shares of Common Stock, $.007 par value per share and 10,000,000 shares of preferred stock, $10.00 par value per share (the "Preferred Stock"). As of August 19, 1998, there were 18,556,384 shares of Common Stock issued and outstanding; 52,208 shares of Class C Preferred Stock were issued and outstanding; 4,400 shares of Series M Preferred Stock were issued and outstanding; and 1,000 shares of Series F Preferred Stock were issued and outstanding. Although, other than as disclosed herein, there are no present plans, agreements or undertakings with respect to the Company's issuance of any shares of stock or related convertible securities, the issuance of any of such securities by the Company could have anti-takeover effects insofar as such securities could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of the Company's stockholders. However, given that the Company is authorized to issue more stock, there can be no assurance that the Company will not do so. In addition, a stockholder's pro rata ownership interest in the Company may be reduced to the extent of the issuance and/or exercise of any options or warrants relating to the Common Stock or Preferred Stock. The issuance of additional shares of Common Stock may have the effect of rendering more difficult or discouraging an acquisition or change in control of the Company. See "Description of Securities."

FUTURE SALES OF STOCK BY STOCKHOLDERS

As of August 19, 1998, approximately 5,723,000 shares of Common Stock issued and outstanding were "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) who has satisfied a one-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the Company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least two years are not subject to the quantity limitations or the manner of sale restrictions of the rule. As of the date hereof, substantially all of the Company's restricted securities are available for resale pursuant to Rule 144 or pursuant to a currently effective registration statement (separate from the registration statement of which this Prospectus forms a part), which will allow such shares to be resold into the market.

In the event that the shares of Common Stock which are not currently salable become salable by means of registration, eligibility for sale under Rule 144 or otherwise and the holders of such securities elect to sell such securities in the public market, there is likely to be a negative effect on the market price of the Company's securities and on the ability of the Company to obtain additional equity financing. In addition, to the extent that such securities enter the market, the value of the Company's securities in the over-the counter market may be reduced. No predictions can be made as to the effect, if any, that sales of such securities (or the availability of such securities for sale) will have on the market price of any of such securities which may prevail from time to time. Nevertheless, the foregoing could adversely affect such prevailing market prices.

AUTHORIZATION OF PREFERRED STOCK

The Company's Amended and Restated Articles of Incorporation, as further amended (the "Articles of Incorporation"), authorize the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which are senior to other shares or which could adversely affect the voting power or other rights of the holders of outstanding shares of Preferred Stock or Common Stock. In addition, the issuance of additional shares of Preferred Stock may have the effect of rendering more difficult, or discouraging, an acquisition of the Company or changes in control of the Company. Although, other than as set forth herein, the Company does not currently intend to issue any additional shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Risk Factors -- Future Issuances of Stock by the Company; Potential Anti-Takeover Effect," "Risk Factors -- Certain Provisions of Articles of Incorporation and Bylaws."

CONTINUED NASDAQ LISTING

The Common Stock is traded on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market ("Nasdaq") under the symbol "ILNK." While the Common Stock is currently listed for quotation on Nasdaq, there can be no assurance given that the Company will be able to continue to satisfy the requirements for maintaining quotation on Nasdaq or that such quotation will otherwise continue. If, for any reason, the Common Stock becomes ineligible for continued listing and quotation, holders of the Company's securities may have difficulty selling their securities should they desire to do so.

Under applicable Nasdaq rules, in order to qualify for continued listing on Nasdaq, a company must have, among other things: (1) net tangible assets of at least $2,000,000 or market capitalization of at least $35,000,000 or net income in two of the previous three years of at least $500,000; (2) 500,000 or more publicly trading shares (not counting shares held by affiliates of the Company); (3) market value of public float of at least $1,000,000; (4) minimum bid price of $1.00; (5) not fewer than two marketmakers; and (6) not fewer than 300 shareholders. Although the Company was able initially to satisfy the requirements for listing of its securities on Nasdaq, the Company may be unable to continue to satisfy the requirements for maintaining quotation of its securities thereon, and trading, if any, in the Company's securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" of the National Quotation Bureau, Inc. or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of such securities.

"PENNY STOCK" REGULATIONS

The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and information on the limited market in penny stocks. In addition, the broker-dealer must obtain a written acknowledgement from the customer that such disclosure information was provided and must retain such acknowledgement for at least three years. Further, monthly statements must be sent to the customer disclosing current price information for the penny stock held in the account. While many Nasdaq-listed securities would otherwise be covered by the definition of penny stock, transactions in a Nasdaq-listed security would be exempt from all but the sole marketmaker provision for: (i) issuers who have $2,000,000 in tangible assets ($6,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a Nasdaq-listed security directly with a Nasdaq marketmaker for such securities would be subject only to the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. The foregoing rules may materially adversely affect the liquidity for the market of the Company's securities. Such rules may also affect the ability of broker-dealers to sell the Company's securities and may impede the ability of holders of the Company's securities to sell such securities in the secondary market.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

Pursuant to the Articles of Incorporation, the Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock without action by the stockholders in one or more series having such preferences, rights and other provisions as the Board of Directors may designate in providing for the issuance of such series. The Articles of Incorporation and Bylaws contain provisions which may discourage certain transactions which involve an actual or threatened change in control of the Company. See "Description of Securities -- Anti-Takeover Measures."

CLASSIFICATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company is classified into three classes. Members of each class serve for staggered three year terms, with members of one class coming up for election each year. The classification of the Board of Directors may make it difficult for shareholders to effect a change in management.

VOTING CONTROL

Winter Harbor owns 4,400 shares of Series M Preferred
Stock, which are convertible at any time into 4,400,000 shares of Common Stock, and it holds $7.768 million in promissory notes, which are convertible into 2,824.727 shares of Series M Preferred Stock, which in turn are convertible at any time into 2,824,727 shares of Common Stock. Winter Harbor also holds warrants, exercisable at any time, for the purchase of up to 17,540,000 shares of Common Stock. In addition, should Winter Harbor elect to convert its $7.768 million in promissory notes into additional shares of Series M Preferred Stock, it is entitled to receive additional warrants to purchase 5,000,000 shares of Common Stock. Upon the conversion of the Series M Preferred Stock, conversion of the convertible promissory notes and the exercise of all of its warrants, securities then held by Winter Harbor would represent up to 61.6% of the voting securities of the Company. Mr. Keenan serves on the Board of Directors as the designee of Winter Harbor. As a group, the officers and directors of the Company may be deemed to beneficially own an aggregate of 3,054,896 shares, or approximately 14.2% of the outstanding voting securities. By virtue of their ownership of the Company's issued and outstanding Common Stock, the officers and directors of the Company have the ability to influence the election of directors and, consequently, influence the Company's business and affairs. See "Security Ownership of Certain Beneficial Owners and Management."

LACK OF PATENT PROTECTION

The Company does not currently hold any patents, although I-Link has filed patent applications for its technology for fax and voice communications over an internet environment. To the extent any technology included in such products is patentable, there can be no assurance that any patent will in fact be issued or that such patents will be effective to protect the Company's products from duplication by other developers. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation that may be necessary to enforce its right under any patent.

NEW PRODUCTS

New products are subject to substantial risks, including high costs of introduction, market acceptance and duplication by other developers. See "Risk Factors -- I-Link Business Competition."

DILUTIVE IMPACT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

The holders of outstanding options, warrants and convertible securities have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. The Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while such options and warrants are outstanding. At any time at which the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by such options and warrants. The holders of such options and warrants have the right to require registration under the Securities Act of the shares of Common Stock that are issuable upon exercise of such options and warrants and have certain demand and/or "piggy-back" registration rights. The cost to the Company of effecting any such registration may be substantial.

                            USE OF PROCEEDS

The Company previously issued 1,000 shares of Series F Preferred Stock, into which the Conversion Shares are convertible, and the Financing Warrants. The Company will not receive any cash proceeds from the issuance, offer or resale of the Conversion Shares, Dividend Shares or the offer or resale of Financing Warrant Shares offered hereby. To the extent the issued and outstanding Financing Warrants are exercised, the Company may realize proceeds of up to $2,235,300, all of which would be used for working capital purposes.

                    DETERMINATION OF OFFERING PRICE

The purchase price, conversion ratios and other terms of the Series F Preferred Stock and the exercise price of the Financing Warrants were determined by arms length negotiation with the Selling Securityholders. The total purchase price of the Series F Preferred Stock was paid in cash to the Company by JNC.

                               DILUTION

Holders of Common Stock of the Company may suffer significant dilution in the event that any of the Company's outstanding convertible securities, including Series F Preferred Stock and Financing Warrants, are converted or exercised by the holders thereof. See "Description of Securities." Additional dilution may result in the event of the exercise of other outstanding warrants and options, including options granted pursuant to the Company's stock option and purchase plans and employment agreements.

                        SELLING SECURITYHOLDERS

The following table sets forth the beneficial ownership of the Registered Securities by each person who is a Selling Securityholder. The table assumes that each Selling Securityholder is offering for sale securities previously issued or issuable by the Company and/or shares of Common Stock issuable in the event of conversion or exercise of outstanding securities. The Company has agreed to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of their respective counsel). None of the Selling Securityholders has ever held any position with the Company or had any other material relationship with the Company. By its terms, the Series
F Preferred Stock is subject to specific provisions that would prevent any issuance of Conversion Shares or Dividend Shares at a price below the market or book value of the Common Stock if and to the extent that such shares would equal or exceed in the aggregate 20% percent of the number of shares of Common Stock outstanding on the Original Issue Date, absent shareholder approval as contemplated by the Nasdaq Stock Market Non-Quantitative Designation Criteria. The Company will not receive any proceeds from the sale of such securities by the Selling Securityholders.

                                     Common         Common        Percent of
                                     Stock          Stock        Common Stock
                                  Beneficially      Being        Owned After
Name of Selling Securityholder       Owned        Offered (1)    Offering (2)
-------------------------------   ------------   -------------   ------------
JNC Opportunity Fund Ltd.          994,863 (3)   7,803,703 (4)         -0-

Wharton Capital Partners, Ltd.      37,500 (5)      37,500 (5)         -0-

Alpine Capital Partners, Ltd.       37,500 (5)      37,500 (5)         -0-

________
(1) As to each entity named as beneficial owners, such entity's percentage of ownership is determined by assuming that any warrants or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
(2) Unless otherwise indicated, assumes the conversion, exercise and/or sale of the entirety of the securities being offered by the named Selling Securityholder.
(3) Pursuant to the terms of the Series F Preferred Stock, the named Selling Securityholder may not convert shares of Series F Preferred Stock (or receive Dividend Shares relating thereto) to the extent that the number of shares of Common Stock beneficially owned by it and its affiliates after such conversion would exceed 4.999% of the issued and outstanding shares of Common Stock following such conversion. The number of shares of Common Stock listed as beneficially owned represents the number of shares of Common Stock issuable to the named Selling Securityholder, (i) subject to the limitation set forth in the first sentence of this Footnote, upon conversion of the Series F Preferred Stock at an assumed conversion price of $2.70 per share of Common Stock; and (ii) upon exercise of its Financing Warrants. Because the conversion price applicable to the Series F Preferred Stock is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will, subject to the limitation set forth in the first sentence of this Footnote, be issued in respect of such conversions or dividend payments, and consequently the number of shares of Common Stock that will be beneficially owned by the Selling Securityholder, will fluctuate and cannot be determined as of the date hereof.
(4) Includes shares of Common Stock reflected herein as beneficially owned by the named Selling Securityholder. Subject to the limitation expressed in the first sentence of Footnote 3, because the number of shares of Common Stock issuable upon conversion of Series F Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined as of the date hereof. However, to provide for such fluctuations, the Company has contractually agreed to include herein an aggregate of 7,803,703 shares of Common
     Stock issuable upon conversion of the Series F Preferred Stock, payment of dividends thereunder and upon exercise of Financing Warrants held by the named Selling Securityholder.
(5)  Represents Financing Warrant Shares.

                       DESCRIPTION OF SECURITIES

COMMON STOCK

The Company is currently authorized to issue 75,000,000 shares of Common Stock, par value $.007 per share. As of August 19, 1998, there are 18,556,384 shares of Common Stock issued and outstanding and approximately 420 holders of record of the Common Stock, and approximately 7,100 beneficial owners. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company for a vote thereon. The holders of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company;
(iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. Prior to any payment of dividends to the holders of Common Stock, all accrued and unpaid dividends on any outstanding shares of Preferred Stock must be paid. Other than as set forth herein, the Company anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the operations of its businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of the Company.

PREFERRED STOCK

The Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share (previously defined as the "Preferred Stock"). The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and, subject to the limitations contained in the Articles of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. New issuances of shares of Preferred Stock with voting rights can affect the voting rights of the holders of outstanding shares of Preferred Stock and Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Furthermore, additional issuances of shares of Preferred Stock with conversion rights can have the effect of increasing the number of shares of Common Stock outstanding up to the amount of Common Stock authorized by the Articles of Incorporation and can also, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and/or otherwise adversely affect the rights of holders of outstanding shares of Preferred Stock and Common Stock. To the extent permitted by the Articles of Incorporation, such shares of Preferred Stock may have preferences over the Common Stock (and other series of Preferred Stock) with respect to dividends and liquidation rights. As of August 19, 1998, 240,000 shares of Preferred Stock had been designated Class C Preferred Stock (of which 52,008 are issued and outstanding); 29,000 shares of Preferred Stock had been designated Series M Preferred Stock (of which 4,400 are outstanding); and 1,000 shares of Preferred Stock had been designated Series F Preferred Stock (of which all 1,000 are outstanding).

SERIES F PREFERRED STOCK

There are 1,000 shares of 5% Series F Convertible Preferred Stock ("Series F Preferred Stock") designated, all of which were issued on July 28, 1998 (the "Original Issuance Date") in consideration of $10,000,000. All 1,000 shares of Series F Preferred Stock remain outstanding as of the date hereof. Commencing on September 30, 1998, the holders of the Series F Preferred Stock ("Holders") are entitled to cumulative preferential dividends, when, as and if declared by the Board of Directors, on a quarterly basis on March 31, June 30, September 30 and December 31 each year in an amount equal to 5% per annum of the stated value per share of $10,000 (the "Stated Value"). Dividends will be paid, to the extent permissible under the Florida Business Corporation Act, to the Holders of the Series F Preferred Stock in cash or, at the option of the Company, in shares of Common Stock ("Dividend Shares"), provided, however, that no payment of dividends in Common Stock may occur if (a) (1) the Dividend Shares are not the subject of an effective registration statement under the Securities Act or (2) the Dividend Shares may not be sold without volume restrictions pursuant to Rule 144 under the Securities Act,
(b) there are not sufficient shares of Common Stock authorized and reserved for issuance for such dividend, (c) the Company shall have failed to timely satisfy its conversion obligations or shall have defaulted on any of the covenants and obligations of the Series F Preferred Stock, (d) to the extent such dividend payment would result in the Holder of the Series F Preferred Stock beneficially owning, in the aggregate, in excess of 4.999% of the then issued and outstanding shares of Common Stock, or (e) the Common Stock is not listed on Nasdaq. (The conditions set forth in clauses (a), (b), (c), (d) and (e) of the preceding sentence shall be referred to herein as "Impeding Conditions.") All overdue accrued and unpaid dividends and other amounts due on Series F Preferred Stock will entail a late fee at the rate of 15% per annum. Except as otherwise provided by law, shares of Series F Preferred Stock have no voting rights.

Conversion Rights. Unless previously redeemed, the Series F Preferred Stock is convertible into shares of Common Stock ("Conversion Shares"), at any time and from time to time, at the option of the holder. The ratio ("Conversion Ratio") which determines the number of Conversion Shares issuable upon such conversion is equal to a fraction, the numerator of which is $10,000 plus accrued but unpaid dividends (including any accrued but unpaid late fees thereon) and the denominator of which is the Conversion Price at the time of conversion. The "Conversion Price" in effect on any conversion date shall be the lesser of (a) $4.00 (the "Initial Conversion Price") and (b) 87% (the

"Discount Rate") of the average of the three lowest per share market values during the twenty-two trading day period immediately preceding the applicable conversion date; provided, however, that the Conversion Price shall not be less than $2.50 (the "Floor Price"). The Floor Price is subject to downward adjustment in certain events.

A Holder of Series F Preferred Stock may not convert shares of Series F Preferred Stock to the extent such conversion would result in such Holder beneficially owning, in the aggregate, in excess of 4.999% of the then issued and outstanding shares of Common Stock following such conversion; provided, however, that such percentage limitation may be waived by the Holder of the Series F Preferred Stock upon 75 days written notice to the Company. The Series F Preferred Stock is subject to specific provisions that would prevent any issuance of Conversion Shares or Dividend Shares at a price below the market or book value of the Common Stock if and to the extent that such shares would equal or exceed in the aggregate 20% percent of the number of shares of Common Stock outstanding on the Original Issue Date, absent shareholder approval as contemplated by the Nasdaq Stock Market Non-Quantitative Designation Criteria.

Adjustments of Conversion Price or Discount Rate; Certain Cash Payments. The Series F Preferred Stock is protected by anti-dilution and price-protection features. In certain events (each, an "Adjustment Event"), the Initial Conversion Price or the Discount Rate, as applicable, shall be decreased by two percentage points on the Event Date and on each monthly anniversary thereof until the earlier to occur of the second month anniversary after the Event Date or such time as the applicable Adjustment Event is cured. The method of calculation of the date of occurrence of an Adjustment Event (an "Event Date") varies with each Adjustment Event. Commencing on the second month anniversary after the Event Date, the Holder shall have the option to either (x) require further cumulative two percent discounts to continue or
(y) require the Company to pay to the Holder two percent of the aggregate Stated Values of the shares of Series F Preferred Stock then held by such Holder, in cash, as liquidated damages, on the first day of each monthly anniversary of the Event Date, until such time as the applicable Adjustment Event is cured. An Adjustment Event will occur when (a) a registration statement relating to the Registrable Securities is not filed with the Commission by the 30th day after the Closing Date (as that term is defined in the Registration Rights Agreement between the Company and JNC), (b) the Company fails to request acceleration of the effectiveness of such registration statement should the staff of the Commission advise the Company that the registration statement will not be reviewed or is not subject to further review, (c) the registration statement fails to be declared effective by the Commission by the 90th day after the Closing Date, (d) the registration statement, after it is filed and declared effective, thereafter ceases to be effective as to all Registrable Securities at any time prior to the date which is three years after the date that such registration statement is originally declared effective by the Commission, or such earlier date when all Registrable Securities covered by such registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) (the "Effectiveness Period"), provided that such lapsed registration statement is not succeeded within ten days by a subsequent registration statement filed and declared effective by the Commission, (e) trading of the Common Stock is suspended from Nasdaq or any subsequent trading market for more than three business days (which need not be consecutive days) (f) conversion rights are suspended for any reason, or (g) an amendment to the registration statement is not filed by the Company within ten days of the Commission's notifying the Company that such amendment is required in order for the registration statement to be declared effective. Any decrease in the Initial Conversion Price and the Discount Rate pursuant to the events described in this paragraph shall remain in effect notwithstanding the fact that the Adjustment Event causing such decrease has been subsequently cured and further monthly decreases have ceased.

Other instances in which the Conversion Price or the Discount Rate may be adjusted during any period while Series F Preferred Stock is outstanding include (i) payments of stock dividends or other distributions on securities junior in rank to the Series F Preferred Stock, (ii) subdivision of the outstanding shares of Common Stock into a larger number of shares, (iii) combination of the outstanding shares of Common Stock into a smaller number of shares, (iv) issuance by reclassification of shares of Common Stock any shares of capital stock of the Company, (v) issuance of rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share which is less than the per share market value of Common Stock at the record date for such transaction, (vi) issuance of shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock entitling any person to acquire shares of Common Stock at a price per share less than the Conversion Price, or (vii) distribution to all holders of Common Stock (but not to Holders) of evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any securities of the Company (other than those referred to previously in this paragraph).

Automatic Conversion. Unless previously redeemed or converted, the Series F Preferred Stock shall be automatically converted into Conversion Shares on the third anniversary of the Original Issuance Date at a Conversion Price determined as of such date. However, if certain Impeding Conditions are in effect, such automatic conversion may not then occur. Further, automatic conversion shall be postponed for such amount of time that the Holder is unable to sell Conversion Shares because they are not listed on Nasdaq or because they are not subject of a current registration statement.

Redemption. The Series F Preferred Stock is redeemable at any time or from time to time, at the option of the Company, on twenty trading days written notice to the holders thereof at a redemption price equal to the sum of (i) the product of (A) the number of shares of Series F Preferred Stock to be redeemed and (B) the product of (1) the average per share market value for the five trading days immediately preceding (x) the date of the redemption notice or (y) the date of payment in full by the Company of the redemption price, whichever is greater, and (2) the Conversion Ratio calculated on the date of the redemption notice, and (ii) all other amounts, costs, expenses and liquidated damages due in respect to such shares of Series F Preferred Stock. In certain instances (each an "Triggering Event"), including the Company's failure to have a registration statement covering the Conversion Shares declared effective within 180 days of the Original Issuance Date, the holders of the Series F Preferred Stock may require that the Company redeem their Series F Preferred Stock. In such case, the redemption price for each such share will be no less than the sum of (i) the greater of (A) 130% of the Stated Value and all accrued dividends with respect to any such share, and
(B) the product of (a) the per share market value on the trading day immediately preceding (x) the date of the Triggering Event or the conversion date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, which ever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the conversion date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Series F Preferred Stock.

Registration Rights. The Company is required to file with the Commission, within 30 days of the Closing Date, a registration statement covering (i) 175% of the Conversion Shares and the Dividend Shares, and (ii) the Financing Warrant Shares (collectively, the "Registrable Securities"). Such registration statement shall be for a "shelf registration" of the Registrable

Securities, to be offered on a continuing basis pursuant to Rule 415 promulgated under the Exchange Act. The Company is obligated to use its best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to the 90th day following the Closing Date, and to use its best efforts to keep such registration statement continuously effective under the Securities Act until the expiration of the Effectiveness Period.

FINANCING WARRANTS

 On July 9, 1998 the Company issued warrants to purchase 250,000 shares of Common Stock to JNC Opportunity Fund Ltd. ("JNC"). The JNC warrants were issued as partial consideration for JNC's commitment to purchase 1,000 shares of Series E Preferred Stock, and are exercisable for $5.8725 per share for a term of five years. Also on July 9, 1998, Financing Warrants to purchase 37,500 shares were issued to each of Wharton Capital Partners, Ltd. ("Wharton") and Alpine Capital Partners, Ltd. ("Alpine"); each of such warrants are exercisable for $4.89375 per share for a term of five years.
The warrants issued to Wharton and Alpine were in connection with financial consulting services provided to the Company related to the investment by JNC. On July 28, 1998 the Company issued additional warrants to JNC for the purchase of 100,000 shares of Common Stock, exercisable for $4.00 per share for a five year term. The additional warrants were issued to JNC as an inducement to JNC to enter into the Exchange Agreement, whereby JNC exchanged its 1,000 shares of Series E Preferred Stock for 1,000 shares of Series F Preferred Stock.

ANTI-TAKEOVER MEASURES

The Articles of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The Articles of Incorporation provide for a classified Board of Directors and that vacancies on the Board of Directors shall be filled only by a majority of the remaining directors then in office.

In addition, the Bylaws provide, among other things, that no proposal by a stockholder shall be presented for vote at a special or annual meeting of stockholders unless such stockholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of such stockholder, the number of voting securities he or she holds of record and which he or she holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any stockholder may make any other proposal at an annual meeting or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth above, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter.
This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business proposed by a stockholder (acting in such capacity) shall be acted upon at such annual meeting unless stated and filed as described above.

TRANSFER AGENT

American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for the Company's Common Stock.

                         PLAN OF DISTRIBUTION

The Selling Securityholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the Registered Securities in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Registered Securities may be sold by the Selling Securityholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law.

From time to time the Selling Securityholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Registered Securities in connection therewith or in settlement of securities loans. If the Selling Securityholders engage in such transactions, the applicable conversion price may be affected. From time to time the Selling Securityholders may pledge their Registered Securities pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Securityholders, the broker may offer and sell the pledged Registered Securities from time to time.

In effecting sales, brokers and dealers engaged by the Selling Security-holders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Securityholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Securityholders to sell a specified number of such Registered Securities at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Registered Securities at the price required to fulfill the broker-dealer commitment to the Selling Securityholders. Broker-dealers who acquire Registered Securities as principal may thereafter resell such Registered Securities from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the- counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Registered Securities commissions as described above. The Selling Securityholders may also sell the Registered Securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in sales of the Registered Securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Registered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the Registered Securities, including fees and disbursements of counsel to the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named herein has or is to receive in connection with this offering any interest, direct or indirect, in the Company or any of its subsidiaries, nor was any such party connected with the Company or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

                             LEGAL MATTERS

Certain legal matters in connection with the registration of the securities offered hereby will be passed upon for the Company by Hardy & Allen, Salt Lake City, Utah.

                                EXPERTS

The consolidated balance sheets of I-Link Incorporated and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference have been included herein in reliance on the reports of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.), independent accountants, given the authority of that firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY  OTHER PERSON
HAS BEEN AUTHORIZED IN CONNECTION WITH
THIS OFFERING TO GIVE ANY INFORMATION OR               7,878,703 SHARES OF
TO MAKE ANY REPRESENTATIONS OTHER THAN                      COMMON STOCK
THOSE CONTAINED IN THIS PROSPECTUS.  THE
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
OR A SOLICITATION IN ANY JURISDICTION TO
ANY PERSON TO I-LINK WHOM IT IS UNLAWFUL
TO INCORPORATED MAKE SUCH AN OFFER OR
SOLICITATION.  NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE AN IMPLICATION THAT THERE HAS BEEN
NO CHANGE IN THE CIRCUMSTANCES OF THE
COMPANY OR THE FACTS HEREIN SET FORTH
SINCE THE DATE  HEREOF.





                                                           I-LINK
                                                       INCORPORATED






             TABLE OF CONTENTS
                                    PAGE
                                    ----
        AVAILABLE INFORMATION . . .   2
        DOCUMENTS INCORPORATED
          BY REFERENCE  . . . . . .   2
        PROSPECTUS SUMMARY. . . . .   3
        RISK FACTORS. . . . . . . .   3                     -------------
        USE OF PROCEEDS . . . . . .  15
        DETERMINATION OF OFFERING                             PROSPECTUS
          PRICE . . . . . . . . . .  15
        DILUTION. . . . . . . . . .  16                     -------------
        SELLING SECURITY HOLDERS. .  16
        DESCRIPTION OF SECURITIES .  17
        PLAN OF DISTRIBUTION. . . .  22
        INTERESTS OF NAMED EXPERTS
          AND COUNSEL . . . . . . .  23
        LEGAL MATTERS . . . . . . .  23
        EXPERTS . . . . . . . . . .  23









                                                September [___], 1998

                                PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses to be incurred by the Company in connection with the registration of the securities subject of this registration statement, other than underwriting discounts and commissions, are estimated as follows:

          SEC Registration Fee . . . . . . . . . . .  $ 6,596
          Printing and Engraving Expenses. . . . . . .  1,000
          Registrant's Counsel Fees and Expenses . . . 10,000
          Accountant's Fees and Expenses . . . . . . .  5,000
          Miscellaneous Expenses . . . . . . . . . . .  1,000
                                                       ------
          Estimated Total. . . . . . . . . . . . . .  $23,596
                                                       ======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i) a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

The Company's Bylaws provide that the Company shall indemnify any such person to the fullest extent provided by law and empowers the Company to purchase and maintain insurance on behalf of any such person.

The Company previously entered into indemnification agreements with certain officers and directors of the Company for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of the Company; provided that no indemnification will be made in respect of any acts or omissions (a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT

MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 16. EXHIBITS.

   3.1 Amended and Restated Articles of Incorporation, as futher amended, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, File Number 0-17973.

   3.7 Articles of Amendment to the Company's Amended and Restated Articles of Incorporation, establishing the terms of Series F Preferred Stock, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998, File Number 0-17973.

    4.1 Specimen Common Stock Certificate, incorporated herein by reference to the Company's Registration Statement on Form S-18, File Number 33-27978-A.

    5.1    Opinion of Counsel, to be filed by amendment.

   23.1    Consent of PricewaterhouseCoopers L.L.P., filed herewith.

   23.2    Consent of Counsel, to be filed by amendment.

ITEM 17. UNDERTAKINGS

The Company hereby undertakes:
     (a)   Rule 415 Offering.

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)   Subsequent Exchange Act Documents Incorporated by Reference.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)   Incorporated Annual and Quarterly Reports

The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are note set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated y reference in the prospectus to provide such interim financial information.

     (d)   Indemnification.

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, Utah, on September 4, 1998.

                                    I-LINK INCORPORATED

                                    By:    /s/ John W. Edwards
                                           John W. Edwards, Chairman of the
                                           Board, President and Chief Executive
                                           Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                      Date


/s/ John W. Edwards        Chairman of the Board,        September 4, 1998
John W. Edwards            President and Chief
                           Executive Officer

/s/ Karl S. Ryser, Jr.     Treasurer, Chief Financial    September 4, 1998
Karl S. Ryser, Jr.         Officer and Chief
                           Accounting Officer

/s/ David E. Hardy         Secretary                     September 4, 1998
David E. Hardy


/s/ Henry Y.L. Toh         Director                      September 4, 1998
Henry Y.L. Toh

/s/ Thomas A. Keenan       Director                      September 4, 1998
Thomas A. Keenan

/s/ Joseph A. Cohen        Director                      September 4, 1998
Joseph A. Cohen